Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is executed as of this 1st day of August, 2006, by and between Kohl’s Department Stores, Inc. (“Company”) and Thomas Kingsbury (“Employee”).

RECITALS

The Company desires to employ Employee, and Employee desires to be employed by the Company, on the terms and conditions set forth herein.

The parties believe it is in their best interests to make provision for certain aspects of their relationship during and after the period in which Employee is employed by the Company.

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Company and Employee (“Parties”), the Parties agree as follows:

ARTICLE I

EMPLOYMENT

1.1 Term of Employment. The Company employs Employee, and Employee accepts employment by the Company, for the three (3) year period commencing on August 1, 2006 (“Initial Term”), subject to earlier termination as hereinafter set forth in Article IV, below. This Agreement shall be automatically extended for one (1) day each day during the term (collectively, “Renewal Terms”; individually, “Renewal Term”) unless either party shall give the other with a written notice of intention not to renew, in which case this Agreement shall terminate as of the end of the Initial Term or said Renewal Term, as applicable. If this Agreement is extended, the terms of this Agreement during such Renewal Term shall be the same as the terms in effect immediately prior to such extension (including the early termination provisions set forth in Article IV, below), subject to any such changes or modifications as mutually may be agreed between the Parties as evidenced in a written instrument signed by both the Company and Employee. If Employee’s employment is terminated for any reason specified in Section 4.1, below, after either party has provided a notice of non-renewal under this Section 1.1, such termination will be treated as a termination under the applicable provision of Section 4.1 and not as a termination due to non-renewal under this Section 1.1.

1.2 Position and Duties. Employee shall be employed in the position of Senior Executive Vice President—Principal, and shall be subject to the authority of, and shall report to, the Company’s Chief Executive Officer (“CEO”) and/or Board of Directors (“Board”). Employee’s duties and responsibilities shall include all those customarily attendant to the position of Senior Executive Vice President - Principal and such other duties and responsibilities as may be assigned from time to time by the Company’s CEO and/or Board. Employee shall devote Employee’s entire business time, attention and energies exclusively to the business interests of the Company while employed by the Company except as otherwise specifically approved in writing by the Company’s

CEO and/or Board. During the Initial Term and any Renewal Term, Employee may not participate on the board of directors or any similar governing body of any for-profit entity other than the Company, unless first approved in writing by the Company’s Board.

ARTICLE II

COMPENSATION AND OTHER BENEFITS

2.1 Base Salary. During the Initial Term and any Renewal Term, the Company shall pay Employee an annual base salary as described in Exhibit A (a copy of which is attached hereto and incorporated herein), payable in accordance with the normal payroll practices and schedule of the Company (“Base Salary”). The Base Salary shall be subject to adjustment from time to time as determined by the Board.

2.2 Benefit Plans and Fringe Benefits. During the Initial Term or any Renewal Term, Employee will be eligible to participate in the plans, programs and policies including, without limitation, group medical insurance, fringe benefits, paid vacation, expense reimbursement and incentive pay plans, which the Company makes available to senior executives of the Company in accordance with the eligibility requirements, terms and conditions of such plans, programs and policies in effect from time to time. Employee acknowledges and agrees that the Company may amend, modify or terminate any of such plans, programs and policies at any time at its discretion.

2.3 Equity Plans or Programs. During the Initial Term or any Renewal Term, Employee may be eligible to participate in stock option, phantom stock, restricted stock or other similar equity-incentive plans or programs which the Company may establish from time to time. The terms of any such plans or programs, and Employee’s eligibility to participate in them, shall be established by the Board at its sole discretion. Employee acknowledges and agrees that the Company may amend, modify or terminate any of such plans or programs at any time at its discretion.

ARTICLE III

RESTRICTED STOCK

Upon commencement of the Initial Term, Employee will be granted restricted stock of the Company pursuant to the terms of the Restricted Stock Agreement between Employee and the Company (a copy of which is attached hereto as Exhibit B and incorporated herein). Employee understands and acknowledges that his/her rights and obligations regarding the restricted stock granted to him/her under this Agreement are governed by the Restricted Stock Agreement executed herewith.

ARTICLE IV

TERMINATION

4.1 Right to Terminate; Automatic Termination.

(a) Termination Without Cause. Subject to Section 4.2, below, the Company may terminate Employee’s employment and all of the Company’s obligations under this Agreement at any time and for any reason.

(b) Termination For Cause. Subject to Section 4.2, below, the Company may terminate Employee’s employment and all of the Company’s obligations under this Agreement at any time for Cause (defined below) by giving notice to Employee stating the basis for such termination, effective immediately upon giving such notice or at such other time thereafter as the Company may designate. “Cause” shall mean any of the following: (i) Employee’s continuous failure to substantially perform Employee’s duties after a written demand for substantial performance is delivered to Employee that specifically identifies the manner in which the Company believes that Employee has not substantially performed his/her duties, and Employee has failed to demonstrate substantial efforts to resume substantial performance of Employee’s duties on a continuous basis within sixty (60) calendar days after receiving such demand; (ii) Employee’s violation of a material provision of “Kohl’s Ethical Standards and Responsibilities” which is materially injurious to the Company, monetarily or otherwise; (iii) any dishonest or fraudulent conduct which results, or is intended to result, in gain to Employee or Employee’s personal enrichment at the expense of the Company; (iv) any material breach of this Agreement by Employee after a written notice of such breach is delivered to Employee that specifically identifies the manner in which the Company believes that Employee has breached this Agreement, and Employee has failed to cure such breach within thirty (30) calendar days after receiving such demand; provided, however, that no cure period shall be required for breaches of Articles V, VI or VIII, below, of this Agreement; or (v) conviction of Employee, after all applicable rights of appeal have been exhausted or waived, of any crime that materially discredits the Company or is materially detrimental to the Company’s reputation or goodwill.

(c) Termination for Good Reason. Subject to Section 4.2, below, Employee may terminate Employee’s employment and all of the Company’s obligations under this Agreement at any time for Good Reason (defined below) by giving notice to the Company stating the basis for such termination, effective immediately upon giving such notice. “Good Reason” shall mean any of the following: (i) a material reduction in the Employee’s status, title, position, responsibilities or Base Salary; (ii) any material breach by the Company of this Agreement; (iii) any purported termination of the Employee’s employment for Cause which does not comply with the terms of this Agreement; or (iv) a mandatory relocation of Employee’s employment with the Company from the Milwaukee, Wisconsin area, except for travel reasonably required in the performance of Employee’s duties and responsibilities; provided, however, that no termination shall be for Good Reason until the Employee has provided the Company with written notice of the conduct alleged to have caused Good Reason and at least thirty (30) calendar days have elapsed and the Company has failed to demonstrate substantial efforts to cure any such alleged conduct after the Company’s receipt of such written notice from Employee.

(d) Termination by Death or Disability. Subject to Section 4.2, below, Employee’s employment and the Company’s obligations under this Agreement shall terminate automatically, effective immediately and without any notice being necessary, upon Employee’s death or a determination of Disability of Employee. For purposes of this Agreement, “Disability” means the inability of Employee, due to a physical or mental impairment, to perform the essential functions of Employee’s job with the Company, with or without a reasonable accommodation and such inability has or is reasonably anticipated to continue or has continued for a period of two hundred seventy (270) consecutive days or for a period or periods aggregating two hundred fifteen (215) business days in any consecutive twelve (12) month period. A determination of Disability shall be made by the Company, which may, at its sole discretion, consult with a physician or physicians satisfactory to the Company, and Employee shall cooperate with any efforts to make such determination. Any such determination shall be conclusive and binding on the parties. Any determination of Disability under this Section 4.1(d) is not intended to alter any benefits any party may be entitled to receive under any disability insurance policy carried by either the Company or Employee with respect to Employee, which benefits shall be governed solely by the terms of any such insurance policy.

(e) Termination by Resignation. Subject to Section 4.2, below, Employee’s employment and the Company’s obligations under this Agreement shall terminate automatically, effective immediately upon Employee’s provision of written notice to the Company of Employee’s resignation from employment with the Company or at such other time as may be mutually agreed between the Parties following the provision of such notice.

4.2 Rights Upon Termination.

(a) Termination By Company for Cause, By Employee Other Than For Good Reason or By Employee’s Non-Renewal. If Employee’s employment is terminated by the Company pursuant to Section 4.1(b), above, by Employee pursuant to Section 4.1(e), above, or due to non-renewal by Employee pursuant to Section 1.1, above, Employee shall have no further rights against the Company hereunder, except for the right to receive (i) any unpaid Base Salary with respect to the period prior to the effective date of termination together with payment of any vacation that Employee has accrued but not used through the date of termination (collectively “Final Pay”); (ii) reimbursement of expenses to which Employee is entitled under Section 2.2, above (“Final Expenses”); and (iii) Employee’s unpaid bonus, if any, attributable to any complete fiscal year of the Company ended before the date of termination (in the aggregate the “Accrued Benefits”). Any such bonus payment shall be made at the same time as any such bonus is paid to other similarly situated executives of the Company. Furthermore, under this Section 4.2(a), vesting of any Company stock options granted to Employee ceases on the date of termination, and any unvested stock options lapse and are forfeited immediately upon termination.

(b) Termination By Company’s Non-Renewal or Due to Employee’s Death. If Employee’s employment is terminated due to non-renewal by the Company pursuant to Section 1.1, above, or due to Employee’s death pursuant to Section 4.1(d), above, Employee shall have no further rights against the Company hereunder, except for the right to receive (i) Accrued Benefits; (ii) a share of any bonus attributable to the fiscal year of the Company during which the date of termination occurs determined as follows: the product of the average bonuses paid or payable, including any amounts that were deferred in respect of the three (3) fiscal years immediately preceding the fiscal year in which the termination occurs (the “Recent Average Bonus”) and (y) a fraction, the numerator of which is the number of days completed in the current fiscal year through the date of termination and the denominator of which is three hundred sixty-five (365) (the “Pro Rata Bonus”). Such bonus payments shall be made at the same time as any such bonuses are paid to other similarly situated executives of the Company. Employee shall also be entitled to a severance payment equal to fifty percent (50%) of Employee’s Base Salary payable for one (1) year following the date of termination pursuant to normal payroll practices. Furthermore, under this Section 4.2(b), vesting of any Company stock options granted to Employee prior to the date of termination shall continue as scheduled during the term of this Agreement, after which such vesting ceases, and any unvested stock options lapse and are forfeited; provided, however, that if Employee’s termination is due to Employee’s death, all Company stock options granted to Employee immediately vest upon the date of Employee’s death.

(c) Termination Due to Disability. If Employee’s employment is terminated due to Employee’s Disability pursuant to Section 4.1(d), above, Employee shall have no further rights against the Company hereunder, except for the right to receive (i) Accrued Benefits; (ii) the Pro Rata Bonus, plus; (iii) a Severance Benefit. Any such bonus payments shall be made at the same time as any such bonuses are paid to other similarly situated executives of the Company. For purposes of this Section 4.2(c), “Severance Benefit” means six (6) months of Base Salary, payable in equal installments during the six (6) month period following Employee’s exhaustion of any short-term disability benefits provided by the Company, in accordance with the normal payroll practices and schedule of the Company. The amount of such Severance Benefit shall be reduced by any compensation (including any payments from the Company or any benefit plans or program paid for by the Company, received by Employee under any disability plans, programs or policies offered by the Company) earned or received by Employee during the six (6) month period following the date of termination, or the six (6) month period during which Employee receives the Severance Benefit, and Employee agrees to reimburse the Company for the amount of any such reduction. Employee acknowledges and agrees that, upon the cessation, if any, of such Disability during the period of the payment of the Severance Benefit, he/she has an obligation to use his/her reasonable efforts to secure other employment consistent with Employee’s status and experience and that his/her failure to do so, as determined at the sole discretion of the Board, is a breach of this Agreement. Furthermore, under this Section 4.2(c), vesting of any Company stock options granted to Employee ceases on the date of termination, and any unvested stock options lapse and are forfeited immediately upon termination.

(d) Termination By Company Without Cause or By Employee for Good Reason.

i. No Change of Control. If Employee’s employment is terminated by the Company pursuant to Section 4.1(a), above, or by the Employee pursuant to Section 4.1(c), above, and such termination does not occur three (3) months prior to or within one (1) year after the occurrence of a Change of Control (defined below), Employee shall have no further rights against the Company hereunder, except for the right to receive (A) Accrued Benefits; (B) a Severance Payment (defined below); (C) the Pro Rata Bonus; provided, however, that such bonus payments shall be made at the same time as any such bonuses are paid to other similarly situated executives of the Company; (D) outplacement services from an outplacement service company of the Company’s choosing at a cost not to exceed Twenty Thousand Dollars ($20,000.00), payable directly to such outplacement service company (“Outplacement Services”); and (E) Health Insurance Continuation (defined below). For purposes of this Section 4.2(d)(i), “Severance Payment” means payment of Employee’s Base Salary for the remainder of the Initial Term or the then current Renewal Term, as applicable, pursuant to the normal payroll practices and schedule of the Company. The amount of such

Severance Payment shall be reduced by any compensation earned or received by Employee from any source for service rendered during the remainder of the Initial Term or the then current Renewal Term, as applicable, and Employee agrees to reimburse the Company for any portion of the Severance Payments made to the extent of any such compensation, net of any taxes owed by employee on such compensation. Furthermore, under this Section 4.2(d)(i), vesting of any Company stock options granted to Employee prior to the date of termination shall continue as scheduled until the term of this Agreement expires, after which such vesting ceases and any unvested stock options lapse and are forfeited.

ii. Change of Control. If Employee’s employment is terminated by the Company pursuant to Section 4.1(a), above, or by the Employee pursuant to Section 4.1(c), above, and such termination occurs within three (3) months prior to or one (1) year after the occurrence of a Change of Control (defined below), Employee shall have no further rights against the Company hereunder, except for the right to receive (A) Accrued Benefits; (B) a Severance Payment (defined below); (C) the Pro Rata Bonus; provided, however, that such bonus payments shall be made at the same time as any such bonuses are paid to other similarly situated executives of the Company; (D) Health Insurance Continuation (defined below); and (E) Outplacement Services. For purposes of this Section 4.2(d)(ii), “Severance Payment” means an amount equal to the sum of (x) Employee’s Base Salary for the period of time equal to the longer of the remainder of the then current term of this Agreement or two and nine-tenths (2.9) years (“Severance Period”) plus (y) an amount equal to the average (calculated at the sole discretion of the Company) of the three (3) most recent annual incentive compensation plan payments, if any, paid to Employee prior to the effective date of termination multiplied times the number of incentive plan payments Employee would have received during the remainder of the then current term of this Agreement but not to exceed two and nine-tenths (2.9) years. If Employee received less than three (3) years’ incentive compensation, the Company shall, in good faith, calculate an appropriate average based on Employee’s tenure. Furthermore, under this Section 4.2(d)(ii), vesting of any Company stock options granted to Employee prior to termination shall occur immediately upon the date of termination.

iii. Definition – Change of Control. “Change of Control” means the occurrence of (1) the acquisition (other than from the Company) by any person, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)), other than the Company, a subsidiary of the Company or any employee benefit plan or plans sponsored by the Company or any subsidiary of the Company, directly or indirectly, of beneficial ownership (within the meaning of Exchange Act Rule 13d-3) of thirty-three percent (33%) or more of the then outstanding shares of common stock of the Company or voting securities representing thirty-three percent (33%) or more of the combined voting power of the Company’s then outstanding voting securities ordinarily entitled to vote in the election of directors unless the Incumbent Board (defined below), before such acquisition or within thirty (30) days thereafter, deems such acquisition not to be a Change of Control; or (2) individuals who, as of the date of this Agreement, constitute the Board (as of such date, “Incumbent Board”) ceasing for any reason to constitute at least a majority of such Board; provided, however, that any person becoming a director subsequent to the date of this Agreement whose election, or nomination for election by the shareholders of the Company, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be for purposes of this Agreement, considered as though such person were a member of the Incumbent Board but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest which was (or, if threatened, would have been) subject to Exchange Act Rule 14a-12(c); or (3) the consummation of any merger, consolidation or share exchange of the Company with any other corporation, other than a merger, consolidation or share exchange which results in more than sixty percent (60%) of the outstanding shares of the common stock, and voting securities representing more than sixty percent (60%) of the combined voting power of then outstanding voting securities entitled to vote generally in the election of directors, of the surviving, consolidated or resulting corporation being then beneficially owned, directly or indirectly, by the persons who were the Company’s shareholders immediately prior to such transaction in substantially the same proportions as their ownership, immediately prior to such transaction, of the Company’s then outstanding Common Stock or then outstanding voting securities, as the case may be; or (4) the consummation of any liquidation or dissolution of the Company or a sale or other disposition of all or substantially all of the assets of the Company.

Following the occurrence of an event which is not a Change of Control whereby there is a successor company to the Company, or if there is no such successor whereby the Company is not the surviving corporation in a merger or consolidation, the surviving corporation or successor holding company (as the case may be), for purposes of this Agreement, shall thereafter be referred to as the Company.

iv. Definition – Health Insurance Continuation. For purposes of Section 4.2(d)(i), above, the term “Health Insurance Continuation” means that, if Employee (and Employee’s eligible dependents), following termination from employment under Section 4.2(d)(i), above, timely elects to participate in the Company’s group health insurance plans, the Company shall continue to provide Employee and Employee’s Eligible Dependents (as defined in the health insurance program of the Company from time to time (the “Program”) with health insurance and supplemental executive medical plan coverage. In the event of Employee’s death during such Health Insurance Continuation, such benefits shall continue to be provided to Employee’s Eligible Dependents, in each case for as long as each individual would have continued to qualify as an “Eligible Dependent” under the terms of the Program had the Employee been living. Such benefit shall continue to be provided as long as (i) such benefits are reasonably available to the Company with respect to Employee and Employee’s Eligible Dependents, as the case may be; and (ii) Employee and Employee’s Eligible

Dependents, as the case may be, reimburse the Company for all premiums paid for Employee and Employee’s Eligible Dependents’ health benefits as determined by the Company in good faith from time to time. The Company shall provide Employee a quarterly invoice for such reimbursement and amounts due hereunder may be withheld from other amounts payable to Employee. The Health Insurance Continuation provided under this Section 4.2(d)(iv) will cease on the date on which Employee becomes eligible for health insurance coverage under another employer’s group health insurance plan and within five (5) calendar days of Employee becoming eligible for health insurance coverage under another employer’s group health insurance plan, Employee agrees to inform the Company of such fact in writing.

(e) Delay of Payments if Required by Section 409A. If amounts paid to Employee pursuant to any Subsection of Section 4.2 would be subject to a penalty under Section 409A of the Internal Revenue Code because Employee is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i), such payments will be delayed until a date which is six (6) months after Employee’s termination of employment, at which point any such delayed payments will be paid to Employee in a lump sum.

4.3 Return of Records. Upon termination of employment, for whatever reason, or upon request by the Company at any time, Employee shall immediately return to the Company all documents, records, and materials belonging and/or relating to the Company, and all copies of all such materials. Upon termination of employment, for whatever reason, or upon request by the Company at any time, Employee further agrees to destroy such records maintained by Employee on Employee’s own computer equipment.

4.4 Release. As a condition to the receipt of any amounts or benefits after termination of employment for whatever reason, Employee, or his personal representative, shall be required to execute a written release agreement in a form satisfactory to the Company containing, among other items, a general release of claims against the Company.

4.5 Excise Tax Payments.

(a) Notwithstanding anything contained in this Agreement to the contrary, in the event any payment or distribution to or for the benefit of Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise in connection with, or arising out of, his employment with the Company (a “Payment” or “Payments”), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) or any interest or penalties are incurred by Employee with respect to such excise tax (such excise tax, together with any interest and penalties, are collectively referred to as the “Excise Tax”), then Employee shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Employee of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

(b) A determination shall be made as to whether and when Gross-Up Payment is required pursuant to this Paragraph 4.5 and the amount of such Gross-Up Payment, such determination to be made within fifteen (15) business days of the Termination Date, or such other time as requested by Company or Employee (provided Employee reasonably believes that any of the Payments may be subject to the Excise Tax). Such determination shall be made by a national independent accounting firm selected by Employee (the “Accounting Firm”). All fees, costs and expenses including, but not limited to, the cost of retaining experts of the Accounting Firm, shall be borne by Company and Company shall pay such fees, costs and expenses as they become due. The Accounting Firm shall provide to Company and Employee detailed supporting calculations acceptable to Employee. The Gross-Up Payment, if any, as determined pursuant to this Paragraph 4.5(b) shall be paid by Company to Employee within five (5) business days of the receipt of the Accounting Firm’s determination. If the Accounting Firm determines that no Excise Tax is payable by Employee with respect to a Payment or Payments, it shall furnish Employee with an unqualified opinion that no Excise Tax will be imposed with respect to any such Payment or Payments. Any such initial determination by the Accounting Firm of the Gross-Up Payment shall be binding upon Company and Employee subject to the application of Paragraph 4.5(c), below.

(c) As a result of the uncertainty in the application of Sections 4999 and 280G of the Code, it is possible that a Gross-Up Payment (or a portion thereof) will be paid which should not have been paid (an “Overpayment”) or a Gross-Up Payment (or a portion thereof) which should have been paid will not have been paid (an “Underpayment”). An Underpayment shall be deemed to have occurred upon notice (formal or informal) to Employee to Employee from any governmental taxing authority that the tax liability of Employee (whether in respect of the then current taxable year of Employee or in respect of any prior taxable year of Employee) may be increased by reason of the imposition of the Excise Tax on a Payment or Payments with respect to which Company has failed to make a sufficient Gross-Up Payment. An Overpayment shall be deemed to have occurred upon a “Final Determination” (as hereinafter defined) that the Excise Tax shall not be imposed upon a Payment or Payments with respect to which Employee had previously received a Gross-Up Payment. A Final Determination shall be deemed to have occurred when Employee has received from the applicable governmental taxing authority a refund of taxes or other reduction in his tax liability by reason of the Overpayment and upon either (i) the date a determination is made by, or an agreement is entered into with, the applicable governmental taxing authority which finally and conclusively binds Employee and such taxing authority, or in the event a claim is brought before a court of competent jurisdiction, the date upon which a final determination has been made by such court and either all appeals have been taken and finally resolved, or the time for all appeals has expired; or (ii) the expiration of the statute of limitations with respect to Employee’s applicable tax return. If an Underpayment occurs, Employee shall promptly notify Company and Company shall pay to Employee at least five (5) business days prior to the date on which the applicable governmental taxing authority has requested payment, an additional Gross-Up Payment equal to the amount of the Underpayment plus any interest and penalties imposed on the Underpayment. If an Overpayment occurs, the amount of the Overpayment shall be treated as a loan by Company to Employee and Employee shall, within ten (10) business days of the occurrence of such Overpayment, pay to Company the amount of the Overpayment plus interest at an annual rate equal to the rate provided for in Section 1274(b)(2)(B) of the Code from the date the Gross-Up Payment (to which the Overpayment relates) was paid to Employee.

(d) Notwithstanding anything contained in this Agreement to the contrary, in the event it is determined that an Excise Tax will be imposed on any Payment or Payments, Company shall pay to the applicable governmental taxing authorities as Excise Tax withholding, the amount of the Excise Tax that Company has actually withheld from the Payment or Payments.

ARTICLE V

CONFIDENTIALITY

5.1 Acknowledgments. Employee acknowledges and agrees that, as an integral part of its business, the Company has expended a great deal of time, money and effort to develop and maintain confidential, proprietary and trade secret information to compete against similar businesses and that this information, if misused or disclosed, would be harmful to the Company’s business and competitive position in the marketplace. Employee further acknowledges and agrees that in Employee’s position with the Company, the Company provides Employee with access to its confidential, proprietary and trade secret information, strategies and other confidential business information that would be of considerable value to competitive businesses. As a result, Employee acknowledges and agrees that the restrictions contained in this Article V are reasonable, appropriate and necessary for the protection of the Company’s confidential, proprietary and trade secret information.

5.2. Confidentiality Obligations. During the term of Employee’s employment under this Agreement, Employee will not directly or indirectly use or disclose any Confidential Information or Trade Secrets (defined below) except in the interest and for the benefit of the Company. After the termination, for whatever reason, of Employee’s employment with the Company, Employee will not directly or indirectly use or disclose any Trade Secrets unless such information ceases to be deemed a Trade Secret by means of one of the exceptions set forth in Section 5.3(c), below. For a period of two (2) years following termination, for whatever reason, of Employee’s employment with the Company, Employee will not directly or indirectly use or disclose any Confidential Information, unless such information ceases to be deemed Confidential Information by means of one of the exceptions set forth in Section 5.3(c), below.

5.3 Definitions.

(a) Trade Secret. The term “Trade Secret” shall have that meaning set forth under applicable law. This term is deemed by the Company to specifically include all Company-created computer source code and any confidential information received from a third party with whom the Company has a binding agreement restricting disclosure of such confidential information.

(b) Confidential Information. The term “Confidential Information” shall mean all non-Trade Secret or proprietary information of the Company which has value to the Company and which is not known to the public or the Company’s competitors, generally, including, but not limited to, new products, customer lists, pricing policies and strategies, employment records and policies, operational methods, marketing plans and strategies, advertising plans and strategies, product development techniques and plans, business acquisition and divestiture plans, resources, sources of supply, suppliers and supplier contractual relationships and terms, technical processes, designs, inventions, research programs and results, source code, short-term and long-range planning, projections, information systems, sales objectives and performance, profits and profit margins, and seasonal plans, goals and objectives.

(c) Exclusions. Notwithstanding the foregoing, the terms “Trade Secret” and “Confidential Information” shall not include, and the obligations set forth in this Article V shall not apply to, any information which: (i) can be demonstrated by Employee to have been known by Employee prior to Employee’s employment by the Company; (ii) is or becomes generally available to the public through no act or omission of Employee; (iii) is obtained by Employee in good faith from a third party who discloses such information to Employee on a non-confidential basis without violating any obligation of confidentiality or secrecy relating to the information disclosed; or (iv) is independently developed by Employee outside the scope of Employee’s employment without use of Confidential Information or Trade Secrets.

ARTICLE VI

RESTRICTED SERVICES OBLIGATION

6.1 Acknowledgments. Employee acknowledges and agrees that the Company is one of the leading retail companies in the United States, with department stores throughout the United States, and that the Company compensates executives like Employee to, among other things, develop and maintain valuable goodwill and relationships on the Company’s behalf (including relationships with customers, suppliers and vendors) and to maintain business information for the Company’s exclusive ownership and use. As a result, Employee acknowledges and agrees that the restrictions contained in this Article VI are reasonable, appropriate and necessary for the protection of the Company’s goodwill, customer, supplier and vendor relationships and confidential information and trade secrets. Employee further acknowledges and agrees that the restrictions contained in this Article VI will not pose an undue hardship on Employee or Employee’s ability to find gainful employment.

6.2 Restricted Services Obligation. For the one (1) year period following termination, for whatever reason, of Employee’s employment with the Company, Employee will not, directly or indirectly, provide Restricted Services (defined below) for or on behalf of any Competitive Business (defined below). During such one (1) year period, Employee also will not, directly or indirectly, provide any Competitive Business with any advice or counsel in the nature of the Restricted Services.

6.3 Definitions. For purposes of this Article VI, the following are defined terms:

(a) Restricted Services. “Restricted Services” shall mean services of any kind or character comparable to those Employee provided to the Company during the eighteen (18) month period immediately preceding Employee’s last date of employment with the Company.

(b) Competitive Business. “Competitive Business” shall mean any entity (including related entities) that as of the time of the determination (i) generates, in the aggregate with its related entities, more than Five Hundred Million Dollars ($500,000,000) in annual revenues; and (ii) operates or owns a Retail Business. “Competitive Business” shall also include a business that provides a buying office or sourcing service to a Retail Business. “Retail Business” means any business or related businesses engaged in the sale of products at retail which derives at least twenty percent (20%) of its annual revenue from the sale of Goods in the United States and owns or operates retail stores located within twenty-five (25) miles of any store operated by Kohl’s Corporation or any of its subsidiaries.

(c) Goods. “Goods” means merchandise categories that comprise at least ten percent (10%) of the Company’s annual revenues during the twelve (12) months prior to Employee’s last date of employment with the Company.

ARTICLE VII

BUSINESS IDEAS; NON-DISPARAGEMENT

7.1 Assignment of Business Ideas. Employee shall immediately disclose to the Company a list of all inventions, patents, applications for patent, copyrights, and applications for copyright in which Employee currently holds an interest. The Company will own, and Employee hereby assigns to the Company, all rights in all Business Ideas. All Business Ideas which are or form the basis for copyrightable works shall be considered “works for hire” as that term is defined by United States Copyright Law. Any works that are not found to be “works for hire” are hereby assigned to the Company. While employed by the Company and for one (1) year thereafter, Employee will promptly disclose all Business Ideas to the Company and execute all documents which the Company may reasonably require to perfect its patent, copyright and other rights to such Business Ideas throughout the world. After Employee’s employment with the Company terminates, for whatever reason, Employee will cooperate with the Company to assist the Company in perfecting its rights to any Business Ideas including executing all documents which the Company may reasonably require.

7.2 Business Ideas. The term “Business Ideas” as used in this Agreement means all ideas, inventions, data, software, developments and copyrightable works, whether or not patentable or registrable, which Employee originates, discovers or develops, either alone or jointly with others while Employee is employed by the Company [and for one (1) year thereafter] and which are (a) related to any business known by Employee to be engaged in or contemplated by the Company, (b) originated, discovered or developed during Employee’s working hours during his employment with the Company, or (c) originated, discovered or developed in whole or in part using materials, labor, facilities, Confidential Information, Trade Secrets, or equipment furnished by the Company.

7.3 Non-Disparagement. Employee agrees not to engage at any time in any form of conduct or make any statements or representations, or direct any other person or entity to engage in any conduct or make any statements or representations, that disparage, criticize or otherwise impair the reputation of the Company, its affiliates, parents and subsidiaries and their respective past and present officers, directors, stockholders, partners, members, agents and employees. Nothing contained in this Section 7.3 shall preclude Employee from providing truthful testimony or statements pursuant to subpoena or other legal process or in response to inquiries from any government agency or entity.

ARTICLE VIII

EMPLOYEE NON-SOLICITATION

During the term of Employee’s employment with the Company and for one (1) year thereafter, Employee shall not directly or indirectly encourage any Company employee to terminate his/her employment with the Company unless Employee does so in the course of performing his duties for the Company and such encouragement is in the Company’s best interests.

ARTICLE IX

GENERAL PROVISIONS

9.1 Notices. Any and all notices, consents, documents or communications provided for in this Agreement shall be given in writing and shall be personally delivered, mailed by registered or certified mail (return receipt requested) or sent by courier, confirmed by receipt, and addressed as follows (or to such other address as the addressed party may have substituted by notice pursuant to this Section 9.1):

(a) If to the Company:

Kohl’s Department Stores, Inc.
N56 W17000 Ridgewood Drive
Menomonee Falls, WI 53051
Attn: Richard Schepp, General Counsel

(b) If to Employee:
Thomas Kingsbury

Such notice, consent, document or communication shall be deemed given upon personal delivery or receipt at the address of the party stated above or at any other address specified by such party to the other party in writing, except that if delivery is refused or cannot be made for any reason, then such notice shall be deemed given on the third day after it is sent.

9.2 Employee Disclosures and Acknowledgments.

(a) Prior Obligations. Attached as Exhibit C is a list of prior obligations (written and oral), such as confidentiality agreements or covenants restricting future employment or consulting, that Employee has entered into which may restrict Employee’s ability to perform Employee’s duties as an Employee for the Company.

(b) Confidential Information of Others. Employee certifies that Employee has not, and will not, disclose or use during Employee’s time as an employee of the Company, any confidential information which Employee acquired as a result of any previous employment or under a contractual obligation of confidentiality or secrecy before Employee became an employee of the Company.

(c) Scope of Restrictions. By entering into this Agreement, Employee acknowledges the nature of the Company’s business and the nature and scope of the restrictions set forth in Articles V, VI and VIII, above, including specifically Wisconsin’s Uniform Trade Secrets Act, presently § 134.90, Wis. Stats. Employee acknowledges and represents that the scope of such restrictions are appropriate, necessary and reasonable for the protection of the Company’s business, goodwill, and property rights. Employee further acknowledges that the restrictions imposed will not prevent Employee from earning a living in the event of, and after, termination, for whatever reason, of Employee’s employment with the Company. Nothing herein shall be deemed to prevent Employee, after termination of Employee’s employment with the Company, from using general skills and knowledge gained while employed by the Company.

(d) Prospective Employers. Employee agrees, during the term of any restriction contained in Articles V, VI and VIII, above, to disclose such provisions to any future or prospective employer. Employee further agrees that the Company may send a copy of this Agreement to, or otherwise make the provisions hereof known to, any such employer.

9.3 Effect of Termination. Notwithstanding any termination of this Agreement, the Employee, in consideration of his employment hereunder, shall remain bound by the provisions of this Agreement which specifically relate to periods, activities or obligations upon or subsequent to the termination of the Employee’s employment.

9.4 Confidentiality of Agreement. Employee agrees that, with the exception of disclosures pursuant to Section 9.2(d), above, Employee will not disclose, directly or indirectly, the terms of this Agreement to any third party; provided, however, that following Employee’s obtaining a promise of confidentiality for the benefit of the Company from Employee’s tax preparer, accountant, attorney and spouse, Employee may disclose the terms of this Agreement to such of these individuals who have made such a promise of confidentiality. This provision shall not prevent Employee from disclosing such matters in testifying in any hearing, trial or other legal proceeding where Employee is required to do so.

9.5 Cooperation. Employee agrees to take all reasonable steps during and after Employee’s employment with the Company to make himself/herself available to and to cooperate with the Company, at its request, in connection with any legal proceedings or other matters in which it is or may become involved. Following Employee’s employment with the

Company, the Company agrees to pay reasonable compensation to Employee and to pay all reasonable expenses incurred by Employee in connection with Employee’s obligations under this Section 9.5.

9.6 Effect of Breach. In the event that Employee breaches any provision of this Agreement, Employee agrees that the Company may suspend all additional payments to Employee under this Agreement (including any Severance Payment), recover from Employee any damages suffered as a result of such breach and recover from Employee any reasonable attorneys’ fees or costs it incurs as a result of such breach. In addition, Employee agrees that the Company may seek injunctive or other equitable relief, without the necessity of posting bond, as a result of a breach by Employee of any provision of this Agreement.

9.7 Entire Agreement. This Agreement contains the entire understanding and the full and complete agreement of the Parties and supersedes and replaces any prior understandings and agreements among the Parties, with respect to the subject matter hereof.

9.8 Headings. The headings of sections and paragraphs of this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of any of its provisions.

9.9 Consideration. Execution of this Agreement is a condition of Employee’s employment with the Company and Employee’s employment by the Company, and the benefits provided to Employee under this Agreement, constitute the consideration for Employee’s undertakings hereunder.

9.10 Amendment. This Agreement may be altered, amended or modified only in a writing, signed by both of the Parties hereto.

9.11 Assignability. This Agreement and the rights and duties set forth herein may not be assigned by Employee, but may be assigned by the Company, in whole or in part. This Agreement shall be binding on and inure to the benefit of each party and such party’s respective heirs, legal representatives, successors and assigns.

9.12 Severability. If any court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then such invalidity or unenforceability shall have no effect on the other provisions hereof, which shall remain valid, binding and enforceable and in full force and effect, and such invalid or unenforceable provision shall be construed in a manner so as to give the maximum valid and enforceable effect to the intent of the Parties expressed therein.

9.13 Waiver of Breach. The waiver by either party of the breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by either party.

9.14 Governing Law; Construction. This Agreement shall be governed by the internal laws of the State of Wisconsin, without regard to any rules of construction concerning the draftsman hereof.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year written above.

KOHL’S DEPARTMENT STORES, INC.:

By:	/s/ R. Lawrence Montgomery
R. Lawrence Montgomery,
Chief Executive Officer and Director

EMPLOYEE:

/s/ Thomas Kingsbury
Thomas Kingsbury

EXHIBIT A

BASE COMPENSATION

EXHIBIT B

RESTRICTED STOCK AGREEMENT

EXHIBIT C

PRIOR OBLIGATIONS

Employee is a party to an Employment Agreement with May Department Stores Company dated May 1, 1999, a copy of which has been previously provided to the Company, which contains certain restrictions on post-termination competition and confidentiality. This Agreement has been modified by agreement of the parties thereto such that the non-compete provisions expire effective August 1, 2006.

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